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California Energy Company, Inc.                                 Exhibit 11.0
Calculation of Earnings per share in Accordance with Interpretive Release No. 34-9083 for the three years ended December 31, 1994

(dollars in thousands, except per share amounts)

                                                                          1994                1993                1992
                                                                       ----------          ----------          -------
Actual weighted average shares outstanding
    for the period                                                     33,187,971          35,454,539          33,414,139
Dilutive stock options and warrants using
    average market prices                                               2,533,301           3,030,431           3,330,618
Preferred stock                                                               ---                 ---             786,712
                                                                       -----------         -----------         ----------

Total number of shares based on shares outstanding
    and the assumption that
    dilutive stock options and warrants will
    be exercised at average market price                               35,721,272          38,484,970          37,531,469
Additional dilutive stock options and
    warrants using ending market price
    and assuming conversion of convertible
    debt*                                                               4,444,444                 ---           1,282,223
                                                                       -----------         -----------         ----------
Total shares based on shares outstanding
    and the assumption that dilutive
    stock options and warrants will be
    exercised at the most dilutive of
    ending or average market price                                     40,165,716          38,484,970          38,813,692
                                                                       ===========         ===========         ==========

Income before change in accounting
    principle and extraordinary item                                  $    38,834         $    43,074         $    38,810

Cumulative effect of change in
    accounting principle                                                      ---               4,100                 ---

Extraordinary item                                                         (2,007)                ---              (4,991)
                                                                       -----------         -----------         -----------

Net income                                                                 36,827              47,174              33,819

Less:  Series C preferred stock dividends                                  (5,010)             (4,630)             (4,275)
                                                                       -----------         -----------         -----------

Net income available for common shares                                $    31,817         $    42,544         $    29,544
                                                                       ===========         ===========         ==========
Primary earnings per share before
    change in accounting principle
    and extraordinary item                                            $       .95         $      1.00         $       .92

Change in accounting principle per share                                      ---                 .11                 ---

Extraordinary items per share                                                (.06)                ---                (.13)

Primary earnings per share                                            $       .89         $      1.11         $       .79
                                                                       ===========         ===========         ==========
Fully diluted earnings per share before change in accounting principle and extraordinary item based on SEC
    Interpretive Release No. 34-9083**                                $       .93         $      1.00         $       .89

Change in accounting principle per share                                      ---                 .11                 ---

Extraordinary items per share                                                (.05)                ---                (.13)

Fully diluted earnings per share based
    on SEC interpretive release
    No. 34-9083**                                                     $       .88         $      1.11         $       .76
                                                                       ===========         ===========         ==========

*The ending market price on December 31, 1994 and 1993 was lower than the average market price for the twelve month period ended December 31, 1994 and 1993. Accordingly, inclusion of an adjustment for stock options would be antidilutive and, therefore, contrary to paragraph 40 of APB Opinion 15. The repurchase of Company common stock had reduced the number of shares outstanding and has necessitated the inclusion of the Debentures in the fully diluted earnings per share calculation for the year ended December 31, 1994.

**The net income available for common shares for the year ended December 31, 1994 was increased by the interest expense, net of tax effect, associated with the convertible debt of $3,475.

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